Exhibit A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date: December 3, 2015

Dalton Investments LLC

By: /s/ James B. Rosenwald III Name: James B. Rosenwald III Title: Managing Member

Rosenwald Capital Management, Inc.

By: /s/ James B. Rosenwald III Name: James B. Rosenwald III Title: Chairman and Chief Executive Officer

/s/ James B. Rosenwald III James B. Rosenwald III

/s/ Stephen D. Persky Stephen D. Persky

/s/ Gifford Combs Gifford Combs

/s/ Belita Ong Belita Ong

/s/ Arthur Hebert Arthur Hebert

/s/ Michelle Lynd Michelle Lynd